Exhibit (a)(5)(X)

ON Semiconductor Extends Tender Offer to Acquire Fairchild Semiconductor

Extension of tender offer pursuant to previously executed merger agreement

PHOENIX, Ariz. – August 19, 2016 – ON Semiconductor Corporation (Nasdaq: ON) (“ON Semiconductor”) announced that it has extended its previously announced tender offer to purchase all of the outstanding shares of common stock of Fairchild Semiconductor International Inc. (Nasdaq: FCS) (“Fairchild”) for $20.00 per share in cash (the “Offer”) pending the satisfaction of the conditions to the Offer set forth in the merger agreement entered into on November 18, 2015 between ON Semiconductor and Fairchild. The Offer will now expire one minute following 11:59 p.m., New York City time, on September 1, 2016, unless further extended as required or permitted by the merger agreement. All other terms and conditions of the Offer remain unchanged. Computershare Trust Company, N.A., the depositary for the Offer, has advised ON Semiconductor that as of the close of business, New York City time on August 18, 2016, approximately 80,702,140 shares of common stock of Fairchild (not including 6,228,277 shares tendered by notice of guaranteed delivery for which shares have not yet been delivered) have been validly tendered and not properly withdrawn pursuant to the Offer, representing approximately 70.3% of the outstanding shares of common stock of Fairchild.

Pending satisfaction of the conditions to the Offer, the merger agreement requires successive 10-business day extensions of the Offer, and ON Semiconductor currently intends to continue making such successive extensions, subject to the other terms and conditions of the merger agreement. This press release is being issued under applicable securities laws in order to notify Fairchild’s stockholders of the extension.

The completion of the Offer remains subject to certain customary terms and conditions set forth in the Offer to Purchase, dated December 4, 2015, as amended (the “Offer to Purchase”), and other related materials by which the Offer is being made.

About ON Semiconductor

ON Semiconductor (Nasdaq: ON) is driving energy efficient innovations, empowering customers to reduce global energy use. The company is a leading supplier of semiconductor-based solutions, offering a comprehensive portfolio of energy-efficient sensors, power management, analog, logic, timing, connectivity, discrete, SoC and custom devices. The company’s products help engineers solve their unique design challenges in automotive, communications, computing, consumer, industrial, medical, aerospace and defense applications. ON Semiconductor operates a responsive, reliable, world-class supply chain and quality program, a robust compliance and ethics program, and a network of manufacturing facilities, sales offices and design centers in key markets throughout North America, Europe and the Asia Pacific regions. For more information, visit http://www.onsemi.com.

ON Semiconductor and the ON Semiconductor logo are registered trademarks of Semiconductor Components Industries, LLC. All other brand and product names appearing in this document are registered trademarks or trademarks of their respective holders.

Cautions regarding Forward-Looking Statements

This document contains forward-looking statements. These forward-looking statements include, but are not limited to, statements related to the expiration of the Offer. These forward-looking statements are based on information available to us as of the date of this release and current expectations, forecasts and assumptions and involve a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by these forward-looking statements. Such risks and uncertainties include a variety of factors, some of which are beyond our control. In particular, such risks and uncertainties include, but are not limited to: the risk that one or more closing conditions to the Offer may not be satisfied or waived, on a timely basis or otherwise; the unsuccessful completion of the Offer; the risk that the transaction with Fairchild does not close when anticipated, or at all, including the risk that the requisite regulatory approvals may not be obtained; matters arising in connection with ON Semiconductor’s and Fairchild’s efforts to comply with and satisfy applicable regulatory approvals and closing conditions relating to the Offer; there may be a material adverse change of us or Fairchild or our respective businesses may suffer as a result of uncertainty surrounding the transaction; the transaction may involve unexpected costs, liabilities or delays; difficulties encountered in integrating Fairchild, including the potentially accretive benefits and synergies; failure to achieve the anticipated results of the transactions; and risks involving environmental or other governmental regulation. Information concerning additional factors that could cause results to differ materially from those projected in the forward-looking statements is contained in ON Semiconductor’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other of ON Semiconductor’s filings with the Securities and Exchange Commission (the “SEC”). These forward-looking statements are as of the date hereof and should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made. For additional information, visit ON Semiconductor’s corporate website, www.onsemi.com, or for official filings visit the SEC website, www.sec.gov.

Notice to Investors

This press release is for informational purposes only, and it does not constitute an offer to purchase or a solicitation of an offer to sell any securities. The Offer is being made pursuant to a Tender Offer Statement on Schedule TO filed by ON Semiconductor with the SEC on December 4, 2015. Fairchild filed a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the Offer on December 4, 2015. THE TENDER OFFER MATERIALS (INCLUDING THE OFFER TO PURCHASE, THE RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION / RECOMMENDATION STATEMENT, INCLUDING IN EACH CASE ANY AMENDMENTS OR SUPPLEMENTS THERETO, CONTAIN IMPORTANT INFORMATION. HOLDERS OF SHARES OF FAIRCHILD COMMON STOCK ARE URGED TO READ THESE DOCUMENTS CAREFULLY BECAUSE THEY CONTAIN IMPORTANT INFORMATION THAT HOLDERS OF SHARES OF FAIRCHILD COMMON STOCK SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES. The Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, are being made available to all holders of shares of Fairchild common stock at no expense to them. The tender offer materials and the Solicitation/Recommendation Statement are available at no charge on the SEC’s website at www.sec.gov.